Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and CEO
Lowell, Arkansas 72745		(479) 820-8110
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. ELECTS

COLEMAN H. PETERSON TO ITS BOARD OF DIRECTORS

LOWELL, ARKANSAS, May 3, 2004  — J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced today the election of Coleman H. Peterson as a Director.  Mr. Peterson retired from Wal-Mart Stores, Inc., on April 30, 2004, where he served as Executive Vice President, People Division.

During his tenure at Wal-Mart, he was responsible for the recruitment, retention and development of the world’s largest private workforce.  He is well respected for his initiatives in these crucial areas as well his efforts in strategic succession planning.   Under his direction, the People Division of Wal-Mart flourished as it focused on basic “People Needs” of getting, keeping and growing great associates and diversifying the workforce.

Prior to joining Wal-Mart in 1994, Mr. Peterson spent 16 years with Venture Stores of St. Louis, with his last role being the Senior Vice President of Human Resources.

Mr. Peterson, a native of Birmingham, Alabama, grew up in Chicago and obtained his bachelor’s and master’s degrees from Loyola University of Chicago.

He is active in numerous educational, retail and professional organizations.  In addition to serving on the advisory boards for Florida A&M and the University of Florida Retail Institute, he sits on the Executive Committee of the NAACP and serves as the Treasurer of the NAACP’s Special Contribution Fund.  He is a life member of Kappa Alpha Psi and Sigma Pi Phi fraternities.  He is also a member of the National Council of La Raza.  Mr. Peterson received the highest recognition within the human resource industry when he was inducted as a Fellow of the National Academy of Human Resources.  He is a past recipient of the Society for Human Resource Management’s highest recognition:  The Award for Professional Excellence.

“Coleman Peterson brings a wealth of industry expertise to our Board along with his extensive individual accomplishments and career experiences with outstanding organizations.  He will definitely add value and creative thinking to our company as well as disciplined governance and guidance to the Board”, stated Wayne Garrison, Chairman of the Board.  “We are extremely pleased to have Cole on board”.

This press release and related information will be available immediately to interested parties at the Company’s website, www.jbhunt.com.